Exhibit 4.3

UBER TECHNOLOGIES, INC.

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 24, 2023

0% Convertible Senior Notes due 2025

FIRST SUPPLEMENTAL INDENTURE dated as of November 24, 2023 (this “First Supplemental Indenture”), between Uber Technologies, Inc., a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, a national banking association, as trustee (the “Trustee”). Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture (as defined below).

WHEREAS, the Company and the Trustee entered into an Indenture, dated as of December 11, 2020 (the “Indenture”), providing for the issuance of $1,150,000,000 of the Company’s 0% Convertible Senior Notes due 2025 (the “Notes”);

WHEREAS, pursuant to Section 10.01(m) of the Indenture, the Company and the Trustee may supplement the Indenture without the consent of the Holders of the Notes to irrevocably elect a Settlement Method or a Specified Dollar Amount, or eliminate the Company’s right to elect a particular Settlement Method, on conversion of Notes;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this First Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid supplement to the Indenture pursuant to its terms and the terms of the Indenture have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree as follows:

ARTICLE I

IRREVOCABLE ELECTIONS

Section 1.01 Irrevocable Election to Eliminate Physical Settlement. The Company hereby irrevocably eliminates the right of the Company to elect Physical Settlement as the Settlement Method on any conversion of Notes that occurs on or after the date of this First Supplemental Indenture.

Section 1.02 Irrevocable Election of Cash Settlement or Combination Settlement. The Company hereby irrevocably elects Cash Settlement or Combination Settlement as the Settlement Method on any conversion of Notes that occurs on or after the date of this First Supplemental Indenture.

Section 1.03 Irrevocable Election of Specified Dollar Amount. The Company hereby irrevocably elects that, with respect to any Combination Settlement, the Specified Dollar Amount per $1,000 principal amount of the Notes shall be no lower than $1,000.

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ARTICLE 2

MISCELLANEOUS

Section 2.01 Relationship to Indenture. This First Supplemental Indenture is a supplemental indenture within the meaning of the Indenture. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified, confirmed and approved and, as supplemented and amended by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 2.02 Modification of the Indenture. Except as expressly modified by this First Supplemental Indenture, the provisions of the Indenture shall continue to apply to the Notes.

Section 2.03 Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS FIRST SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 2.04 Execution in Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any such communication sent to Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee by the authorized representative), in English). The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 2.05 Headings. The headings of the articles and sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 2.06 The Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, or affecting the liability of, the Trustee, whether or not elsewhere herein so provided. The Trustee makes no representation as to the validity, execution or sufficiency of this First Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as a statement of the Company.

Section 2.07 Delivery of Notice to Holders. The Company hereby requests the Trustee provide the notice to Holders (by delivering the notice to DTC LENS) pursuant to Section 14.02(a) of the Indenture attached hereto as Exhibit A promptly following execution of this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

UBER TECHNOLOGIES, INC.

By:	/s/ Glen Ceremony
Name:	Glen Ceremony
Title:	Chief Accounting Officer and Global Corporate Controller

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Alison D.B. Nadeau
Name:	Alison D.B. Nadeau
Title:	Vice President

[Signature Page to First Supplemental Indenture]

Exhibit A

NOTICE OF IRREVOCABLE SETTLEMENT METHOD ELECTION AND

EXEUCTION OF FIRST SUPPLMENTAL INDENTURE

UBER TECHNOLOGIES, INC.

0% Convertible Senior Notes due 2025 (CUSIP: 90353T AJ9)i

To the Holders of the 0% Convertible Senior Notes due 2025 (the “Notes”) of Uber Technologies Inc. (the “Company”):

Notice is hereby given that, (i) on or about the date hereof, the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) have executed a First Supplemental Indenture, to the Indenture, dated December 11, 2020 (the “Indenture”), between the Company and the Trustee, providing for the Company’s irrevocable election to settle all Conversion Obligations with respect to Notes that are converted on or after the date hereof through Cash Settlement or Combination Settlement at the Company’s sole election as provided in the Indenture with a Specified Dollar Amount of not less than $1,000 per $1,000 principal amount.

Capitalized terms used but not otherwise defined in this notice have the meanings given to them in the Indenture. This notice is being sent to you pursuant to Article 10 and Section 14.02(a)(iii) of the Indenture. A copy of this notice has been sent to all holders of record of the Notes on [_______].

Dated: [_______]		[___________].

	By:	U.S. Bank Trust Company, National Association, as Trustee

i The CUSIP numbers are included solely for the convenience of the holders of Notes. Neither the Company nor the Trustee shall be responsible for the selection or use of the CUSIP numbers, nor is any representation made as to its correctness with respect to the Notes or as indicated in this notice.